AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, (this "Agreement") is made as of August 1, 2001, among OAK HILL FINANCIAL, INC., an Ohio corporation ("OHF"), with its principal place of business located at 14621 S. R. 93, Jackson, Ohio 45640, and its wholly owned subsidiary, NEWCO, an Ohio corporation ("Newco"); and INNOVATIVE FINANCIAL SERVICES AGENCY, INC. d.b.a. McNelly, Patrick & Associates, an Ohio corporation ("MPA"), with its principal place of business located at 78 Broadway Street, Jackson, Ohio 45640, and RICHARD K. PATRICK and RICK A. McNELLY (herein individually called a "Stockholder" and collectively called the "Stockholders"). (The Stockholders and MPA are sometimes collectively referred to as "Sellers.")

                               W I T N E S S E T H

         WHEREAS, Sellers are engaged in the business of selling life, health, and accident insurance underwritten by several insurance companies and advising clients with respect to such insurance (collectively referred to as the "Business");

         WHEREAS, OHF desires to acquire the Business of MPA and, except as specifically otherwise provided herein, all tangible and intangible assets and properties owned or used by Sellers in connection with the Business pursuant to a merger of Newco with and into MPA; and

         WHEREAS, the holders of common stock of MPA shall receive common stock of OHF as consideration in the transaction.

         WHEREAS, the parties hereto desire to effectuate this transaction so as to qualify as a non-taxable reorganization under Section 368(a) of the Code.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties hereby agree as follows:

1.       DEFINITIONS
         (a) "Acquisition Proposal" shall mean an inquiry received from, or any offer or proposal made by or on behalf of, any other corporation, firm, association, person or other entity relating to any possible transaction involving Sellers, any possible sale of any assets of MPA other than in the ordinary course of business, any possible sale of an equity interest in MPA, or any possible other business combination involving any of the Sellers or any of the assets of MPA.

         (b) "Book of Business" shall mean all business revenue generated by an individual Stockholder on behalf of MPA, any subsidiary of MPA or any successor to the Business of MPA by policy renewals on an annual basis.

         (c) "Cause" shall mean fraud, embezzlement, willful misconduct, or gross negligence in the performance of a party's duties as an employee or a violation of the terms and conditions for employment contained from time to time in OHF reference materials on employment, including but not limited to the Oak Hill Financial, Inc., Employee Handbook.

         (d) "Closing" shall mean the acts and events that occur on the Closing Date for the purposes of consummating this Agreement.

         (e) "Closing Date" shall mean 12 A.M. then local time in Jackson, Ohio, on August 31, 2001, assuming all conditions precedent described in Sections 11 and 12 hereof have been fulfilled as of that date, but if all of such conditions precedent have not been fulfilled as of August 31, 2001, then at such time on another date one business day after the party fulfilling such condition shall notify the other parties that the last of the conditions precedent has been satisfied or waived, or such other date as the parties may agree, provided that the Closing Date shall in no event be later than December 31, 2001.

         (f)  Code" shall mean the Internal Revenue Code of 1986, as amended.

         (g) "Company" shall mean the Surviving Corporation or any other entity that shall serve as a successor to the Business of MPA or any permitted assignee or successor thereof following the Closing.

         (h) "Confidential Information" shall mean any information acquired by Stockholder during or as a result of past, present, or future employment by the Company (including information conceived, discovered or developed by such Stockholder), which is not readily available to the general public, and which relates to the business or contemplated business of the Company, including "know-how", innovations, inventions, discoveries, research projects, methods, processes, customer lists, customer and insurance company contacts, customer and insurance and marketing representative requirements and preferences, the Company's contracts with customers and insurance companies and marketing representatives, costs or prices or other financial information, credit terms, methods of conducting business, systems, computer software, personnel data, marketing or other business plans, and improvements thereto.

         (i) "Effective Date" shall mean the time specified in the certificate of merger filed by MPA and Newco (the "Certificate of Merger"), provided such other appropriate documents as may be required to be filed, executed in accordance with the relevant provisions of the Ohio General Corporation Law (the "OGCL"), as well as such other filings, recordings or publications required by the OGCL to be filed in connection with the Merger, have been filed.

         (j) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (k)  "Incentive Plans" shall have the definition ascribed thereto in
 Section 5(c).

         (l) "Insurance Contracts" shall mean the items listed in Section 6(b)(32) or on Schedule 6(b)(32) hereto and any and all other contracts, agreements, licenses, commitments, understandings, appointments, designations, and any and all other relationships between Sellers, or any of them, and any insurance companies and or with general agents of insurance companies, which relate in any way to the Business, except for governmental licenses that are personal and non-assignable.

         (m) "Interim Statement" shall mean the unaudited balance sheet of MPA as of August 31, 2001 and the related unaudited statement of operations and stockholders equity of MPA for the month then ended, prepared by MPA in accordance with accounting principles generally accepted in the United States consistently applied, which balance sheet and statements are annexed hereto in the Disclosure Schedule and made a part hereof.

         (n) "Knowledge" shall mean those facts that are known by Stockholders, or any one of them individually, or by OHF, as applicable, after a reasonable, good faith investigation.

         (o)  "Liabilities" shall have the definition ascribed thereto in
 Section 2(b)(1).

         (p)  "MPA Stock" shall mean the common stock of MPA, no par value.

         (q) "MPA Plans" shall mean any employee benefit plan including but not limited to retirement plans, including but not limited to other qualified or non-qualified deferred compensation or other similar plans maintained by MPA for its employees or shareholder.

         (r) "OHF Statements" shall have the definition ascribed thereto in
 Section 6(a)(3)(ii).

         (s) "OHF Stock" shall mean unregistered common stock of OHF, $0.50 stated value.

         (t) "Surviving Corporation" shall have the definition ascribed thereto in Section 3(a).

         (u) "Taxes" shall mean all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         (v) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (w) "Year End Statements" shall mean the unaudited balance sheet of MPA as of June 30, 2001 prepared in accordance with accounting principles in the United States consistently applied, and the related unaudited statement of operations and retained earnings of MPA for the fiscal year then ended prepared by MPA, and prepared in accordance with accounting principles generally accepted in the United States consistently applied, which balance sheet and statements are annexed hereto in the Disclosure Schedule and made a part hereof.

2.       CONTRIBUTED BUSINESS AND ASSUMPTION OF LIABILITIES

         (a) Contributed Business. All of the Stockholders shall, as of the date ninety (90) days after the Effective Date, assign and transfer all right, title and interest in all contract rights, Insurance Contracts, income interests, tangible and intangible assets of every nature and kind attributable to the Business to MPA, including but not limited to contracts or other understandings with Insurance Services Agency of Ohio, Inc.

         (b)      Ongoing Responsibility for Liabilities of Seller.

         (1) Subject to the terms and conditions of this Agreement and upon completion of the Merger, the parties intend that MPA as the Surviving Corporation shall be responsible for only (i) those debts, obligations and liabilities of Sellers which are included in the liabilities set forth in the liabilities section of the Year End Statements and the Interim Statement compiled by MPA's auditors and only in the amounts set forth in such liabilities section, as they may be increased or diminished in the ordinary course of business by the Closing Date; provided, however, that such liabilities have not materially increased prior to the Closing Date, and (ii) the obligations and liabilities of Seller under those leases and other contracts and agreements listed and described in the Disclosure Schedule (all such debts, obligations and liabilities referred to in the preceding clauses (i) and (ii) are hereinafter referred to as the "Liabilities").

         (2) Without in any manner affecting the limitations on the on-going obligations of MPA contained in Subsection 1 above, it is agreed that the parties intend that, as between the parties to this

Agreement, the Stockholders expressly agree to be liable to OHF for, all other liabilities, obligations, contracts and commitments of MPA related to business conducted prior to the Closing other than those described in subsection (b)(1) above.

3.       THE MERGER

         (a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, Newco shall be merged with and into MPA at the Effective Date (the "Merger"). Following the Merger, the separate corporate existence of Newco shall cease and MPA shall continue as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of OHF, and shall succeed to and assume all the rights, properties, liabilities and obligations of Newco in accordance with the OGCL.

         (b) Closing of the Merger. The Closing of the Merger will take place on the Closing Date at the offices of Oak Hill Financial, Inc., 14621 State Route 93, Jackson, Ohio 45640, or at such other time, date or place as agreed to in writing by the parties hereto.

         (c) Effects of the Merger. The Merger shall have the effects set forth in the OGCL. Without limiting the generality of the foregoing, at the Effective Date all the properties, rights, privileges, powers and franchises of MPA and of Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of MPA and of Newco shall continue as the debts, liabilities and duties of the Surviving Corporation. As between the parties to this Agreement, however, nothing in this subsection shall change the intention and understanding set forth in Section 2 (b)(2) above.

         (d) Articles of Incorporation and Code of Regulations. The articles of incorporation and code of regulations of Newco in effect at the Effective Date shall be the articles of incorporation and code of regulations of the Surviving Corporation until amended in accordance with applicable law.

         (e) Directors. The directors of Newco at the Effective Date shall be the initial directors of the Surviving Corporation, to hold office in accordance with the articles of incorporation and code of regulations of the Surviving Corporation until their successors are duly elected or appointed and qualified in accordance with applicable law or until earlier death, resignation or removal.

         (f) Officers. The officers of MPA at the Effective Date shall be the initial officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and code of regulations of the Surviving Corporation until their successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal.

4.       EXCHANGE OF STOCK

         (a) Exchange. Subject to the terms and conditions set forth in this Agreement, the Stockholders agree that they shall each, on the Closing Date, surrender to OHF certificates evidencing One Hundred and Twenty Five (125) shares of MPA Stock owned by such Stockholder, duly endorsed in blank or accompanied by an appropriate instrument of transfer satisfactory in form and substance to counsel for OHF, which shares, in the aggregate, shall constitute all of the issued and outstanding shares of MPA Stock. In exchange for the surrender of the MPA Stock, OHF shall issue to each of the Stockholders Eighty Six Thousand Two Hundred and Seven (86,207) shares of OHF Stock.

         (b) Restrictive Legend. The certificates evidencing the shares of OHF Stock to be issued to Stockholders at Closing shall bear the following legend in conspicuous type:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

         (c) Capital Stock of Newco. Each issued and outstanding share of common stock, no par value, of Newco shall, by virtue of the Merger and without any action on the part of Newco or OHF, be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

         (d) Cancellation of Treasury Stock and Capital Stock. Each share of MPA Stock issued and outstanding immediately prior to the Effective Date that is owned by MPA shall automatically be canceled and retired and shall cease to exist, and no shares of OHF Stock or other consideration shall be delivered in exchange therefor.

5.       CONTINUED EMPLOYMENT AND COMPENSATION

         On and after the Closing, each of the Stockholders shall continue in their employment with the MPA as the Successor Corporation with the following understandings:

         (a) Commissions. The only compensation of each Stockholder for his efforts on behalf of MPA as the Surviving Corporation is as follows:

                  (i) Each Stockholder shall receive 40% of the commission split to MPA for all new business originated by such Stockholder and 20% of the commission split for all renewal business for MPA maintained by such Stockholder. The definition of "new" business and such percentages shall be subject to change on an annual basis by OHF; provided, each Stockholder will be notified in writing of any such change to the definition of "new" business and such percentage no later than the preceding December 1st. OHF will not alter the definition of "new" business and such percentages for a period of two (2) years following the Closing Date.

                  (ii) Annually, a bonus equal to 50% of the actual net earnings of MPA, computed in accordance with accounting principles generally accepted in the United States consistently applied, in excess of the yearly budget established by OHF shall be divided among the employees of MPA by OHF. Such percentage is subject to change by OHF on an annual basis; provided, each Stockholder will be notified in writing of any such change to such percentage no later than the preceding December 1st. OHF will not alter such percentage for a period of two (2) years following the Closing Date.

         (b) Book of Business. As of the Closing, Rick A. McNelly's Book of Business shall be set at $875,000 and Richard K. Patrick's Book of Business shall be set at $550,000.

         (c) Stock Options and Other Long-Term Incentives. Each Stockholder shall be entitled to participate in such Stock Option Plans and other long-term incentive compensation programs that include similarly situated executives of OHF and its subsidiaries as may exist from time to time (the "Incentive Plans"). The Stockholder's participation in such Incentive Plans, practices and programs shall be on the same general basis and terms as are applicable to similarly situated executives of OHF and its subsidiaries, although bonuses, target levels and criteria may differ among such executives as determined by the Board or Compensation Committee of the Board, if any, of OHF.

         (d) Employee Benefits. The Stockholders shall be entitled to participate in tax-qualified and nonqualified deferred compensation and retirement plans, group term life insurance plans, short-term and long-term disability plans, employee benefit plans, practices, and programs maintained by OHF and made available to similarly situated executives of OHF and its subsidiaries generally, and as may be in effect from time to time.

         (e) Automobile Allowance. Each of the Stockholders shall be entitled to an automobile allowance from MPA of $450 dollars per month. Such allowance is subject to reasonable change by OHF from time to time.

         (f) Employment at Will. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor the employment of any of MPA's employees following the Closing shall be deemed to create any obligation or a contract of continuing employment. Stockholders expressly acknowledge that the terms and conditions of their employment with MPA or any successor Company following the Closing are subject to change at the will of OHF, it being the intention of the parties that such employment shall be "at will."

         (g) Non-Competition. If a Stockholder's employment with MPA terminates for any reason, then for a period of two years after such termination each Stockholder shall be prohibited from engaging, directly or indirectly, whether alone or together with or on behalf of or through any other person, firm, association, trust, venture or corporation, whether as partner, shareholder, agent, officer, director, employee, technical adviser, lender, trustee, or otherwise, that competes in any line of the Business of MPA or its affiliates; except this prohibition shall not apply to any Stockholder's direct or indirect passive investment of less than 5% in publicly traded entities engaged in any line of Business similar to MPA or its affiliates.

         (h) Non-Solicitation of Customers or Employees. If a Stockholder's employment with MPA terminates for any reason, then for a period of two years after such termination of employment with the Company each Stockholder shall be prohibited from directly or indirectly, causing any person to call on or solicit or divert or attempt to take away from MPA, OHF or any successor Company or any of its affiliates (including without limitation by divulging information to any competitor or potential competitor of the Business of MPA), any person, firm, corporation or other entity which is then or which at the Effective Date of the Merger was a customer of MPA or its affiliates or whose identity was known to such Stockholder at the Effective Date as a potential customer whom MPA or any of its affiliates intended to solicit. Additionally, each Stockholder shall be prohibited for a period of two years after such Stockholder's termination of employment with the Company from directly or indirectly, hiring or offering employment to or seeking to hire or offering employment to any employee of MPA, OHF or any successor Company or any of its affiliates, whose employment is continued by MPA, OHF or any successor Company or any of its affiliates after the Effective Date, unless MPA, OHF or any successor Company or any of its affiliates first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

         (i) Non-Piracy. Upon termination of employment with MPA for any reason, a Stockholder shall be prohibited at any time from disclosing any Confidential Information to any third party, except in furtherance of MPA, OHF or any successor Company, unless such information becomes public otherwise than through any act or omission of such Stockholder and otherwise than through breach of an obligation of confidentiality owed by the Stockholder or any other party to MPA, OHF or any successor Company or any of its affiliates.

6.       REPRESENTATIONS AND WARRANTIES OF MPA AND THE STOCKHOLDERS

         (a) Except as is otherwise provided for in the Disclosure Schedule attached hereto and made a part hereof, each Stockholder represents and warrants as follows:

                  (1) Ownership of MPA Stock. That (i) such Stockholder owns, free and clear of any lien, encumbrance, charge or claim whatsoever, 125 shares of MPA Stock and that such Stockholder has the sole right to sell such shares; and (ii) as of the Closing Date, such Stockholder will own, free and clear of any lien, encumbrances, charge or claim whatsoever, the 125 shares of MPA Stock and will have the sole right to sell such shares.

                  (2) Power and Authority. Each such Stockholder has the full power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated hereby and this Agreement constitutes a valid and binding obligation of such Stockholder. The execution of this Agreement and the consummation of all transactions contemplated hereby will not result in a violation of any of the terms or provisions of any agreement to which the Stockholder may be a party or by which such Stockholder or such Stockholder's property may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting the Stockholder or such Stockholder's property.

                  (3) Investment Representations. It is understood that OHF and Newco will rely upon the following representations and warranties in accepting this Agreement and that such representations and warranties will survive delivery and acceptance of this Agreement and the closing of the transactions contemplated hereunder.

                  (i) That such Stockholder is aware of the kind of information regarding OHF that would be available in a registration statement filed under the provisions of the Securities Act of 1933, as amended (the "Act") and that such Stockholder has had access to the same kind of information about OHF that would be available in such a registration statement and such additional information necessary to verify the accuracy of such information;

                  (ii) That such Stockholder has been furnished with copies of OHF's Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, Current Reports on Form 8-K, dated January 23, 2001 and April 20, 2001, the Annual Report to Stockholders, and a Memorandum relating to Rule 144 promulgated by the Securities and Exchange Commission under the Act (collectively the "OHF Statements");

                  (iii) That such Stockholder has been afforded the opportunity to examine and copy all documents, books and records relating to OHF that such Stockholder has requested to examine and that no requested information, oral or written, has been withheld from such Stockholder;

                  (iv) That such Stockholder is aware that the shares of OHF Stock to be issued hereunder have not been registered under either federal or state securities laws in reliance on certain exemptions contained therein and, accordingly, the shares may not be sold or otherwise transferred in the absence of such registration or qualification without an opinion of counsel satisfactory to OHF that such registration or qualification is not required;

                  (v) That such Stockholder understands that (A) in reliance upon the representations made herein, the OHF Stock has not been registered under the Act or any state securities laws, (B) since the OHF Stock has not been registered, each Stockholder must bear the economic risk of holding the OHF Stock and may not be able to liquidate his investment in the OHF Stock, (C) OHF will note the restrictions on resale set forth above on its transfer records and on the stock certificates evidencing ownership of the OHF Stock, (D) Rule 144 under the Act may or may not be available for resales of the OHF Stock in the future, and (E) while there is presently a trading market for the OHF Stock, there is no assurance that such market will exist in the future;

                  (vi) That such Stockholder is aware that there are economic variables and risks that could adversely affect an investment in OHF Stock, and that such Stockholder has relied primarily on such Stockholder's own independent analysis and that of such Stockholder's personal advisers to make an investment decision with respect to the OHF Stock;

                  (vii) That such Stockholder is acquiring the OHF Stock for such Stockholder's own account, for investment only, and not with a view to or for the sale, distribution or fractionalization thereof;

                  (viii) That such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of this transaction and of an investment in OHF Stock; and

                  (ix) That such Stockholder has adequate means of providing for his current needs and personal contingencies, has no need for current income or liquidity in his investment in OHF Stock, is able to bear the economic risks of this investment in the OHF Stock and can afford a complete loss of such investment.

         (b) Except as is otherwise provided for in the Disclosure Schedule, Sellers jointly and severally represent and warrant as follows:

                  (1) Organization and Standing. MPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now conducted. MPA is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of MPA's business or ownership or leasing of its properties requires it to be so qualified except where the failure to be so qualified would not have a material adverse effect on the Business. The copies of the articles of incorporation and code of regulations of MPA previously delivered to OHF constitute true, correct and complete copies of MPA's articles of incorporation and code of regulations and reflect all amendments thereto through and including the date hereof.

                  (2) Capitalization. The authorized capital stock of MPA consists of 500 shares of common stock, no par value, of which 250 shares are outstanding on the date of this Agreement, of which 125 are owned by each of the Stockholders. All of the outstanding shares have been validly issued and are fully paid and non-assessable and none of the outstanding shares were issued in violation of the preemptive rights of any present or past Stockholder of MPA.

                  (3) Subsidiaries; Other Affiliates. MPA does not own any shares of, or control or participate as a partner or joint venturer in any corporation, limited liability company, partnership, association or business organization. The Stockholders do not, directly or indirectly, own, control or actively participate as a partner or joint venturer in, any corporation, limited liability company partnership, association or business organization related to the business of MPA or in competition with the business of OHF and its affiliates, except for ownership interests of less than five (5) percent in publicly traded corporations.

                  (4) Corporate Authorization. The board of directors of MPA has, by unanimous vote, duly approved the execution, delivery of this Agreement and all corporate action necessary for the consummation of the transaction described herein have been taken. The resolutions of the board of directors of MPA and the Stockholders, in each case to be certified by the secretary of MPA and delivered to OHF at the Closing, are true and correct.

                  (5) Noncontravention. This Agreement and all transactions contemplated hereby will not result in a violation of or be in conflict with any of the terms or provisions of the articles of incorporation or regulations of MPA, or of any other material agreement to which MPA may be a party or by which MPA may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of the business of MPA, nor will the same constitute an event permitting termination of any material agreement or the acceleration of any indebtedness.

                  (6) Options or Warrants. There are no outstanding options or warrants or other agreements or arrangements to acquire shares of the capital stock of MPA, nor are there outstanding any rights or privileges, preemptive or contractual, to acquire such shares, other than statutory preemptive rights pursuant to Ohio law.

                  (7) Fiscal Year End Statements. The Year End Statements are true and complete in all material respects, have been prepared in accordance with accounting principles in the United States consistently applied with prior years and fairly reflect the financial condition, and results of operations of MPA as of the date thereof.

                  (8) Interim Statement. The Interim Statement is true and complete in all material respects, has been prepared in accordance with accounting principles generally accepted in the United States consistently applied and with the statements of prior years, and fairly reflects the financial condition, of MPA as of the date thereof and the results of operations for the period then ended.

                  (9) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Year End Statements and the Interim Statement, as of the dates of such statements, MPA had no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, matured or unmatured, including, without limitation, liabilities for unfunded pension liabilities, Taxes (with interest and penalties thereon), lawsuits and claims which exceed the aggregate amount of $5,000.

                  (10)  Taxes.

                        (a) MPA has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by MPA, have been timely paid.

                        (b) The Year-End Statements and the Interim Statements reflect an adequate reserve for all Taxes payable and deferred by MPA for all periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed asserted or assessed against MPA.

                        (c) The federal income tax returns of MPA have been examined by and settled with the United States Internal Revenue Service (or the applicable statue of limitations has expired) for all years through 1997. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. MPA has requested or been granted an extension of time for filing any Tax Return that has not yet been filed.

                        (d) MPA is not a party to or bound by any tax sharing, tax indemnity or similar agreement with respect to Taxes pursuant to which it will have any obligation to make payment after the Closing Date. MPA has not entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision or any similar provision of state, local or foreign Tax law.

                        (e) MPA has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section
355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                         (f) MPA has not been a member of an affiliated group of
corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which MPA is the common parent.


                         (g) No audit or other administrative or court
proceedings with respect to Federal income or state income or franchise Taxes of MPA are pending and no notice thereof has been received. MPA has no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes.


                         (h) No claim has been made by a taxing authority in a
jurisdiction where MPA does not file Tax Returns that MPA is or may be subject to income or franchise taxation in that jurisdiction.

                         (i) MPA is not a party to any contract, agreement
or other arrangement that provides for the payment of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

                         (j) No Liens for Taxes exist with respect to any assets
or properties of MPA, except for statutory Liens for Taxes not yet due.


                         (k) MPA has withheld and paid all Taxes required to be
withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                         (l) MPA has made available to OHF true and complete
copies of (i) all Federal income Tax Returns for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of MPA.

                  (11) Compensation Due Employees. The Disclosure Schedule annexed hereto and made a part hereof contains a true and complete list showing the names of all persons employed by or providing significant services to MPA, together with a statement as to the full amount of compensation paid or payable to, or on behalf of, each person for services rendered during the fiscal year ended June 30, 2001, and the current aggregate annual base salary or compensation rate for each such person. MPA has no outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, reimbursable employee business expenses, pensions, contributions under any employee benefit plan or any other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing with respect to those services of the employees or other service providers performed prior to the Closing Date, except for any payment due for the current payment or contribution period. No employee or service provider of MPA will, on the Closing Date, be entitled to compensation (i) for services performed as a broker or finder in connection with the transactions contemplated by this Agreement or (ii) solely by virtue of the change in ownership of MPA as a result of the consummation of the transactions contemplated hereby (such as a "golden parachute" contract). MPA has not, because of past practices or previous commitments with respect to its employees or service providers, established any rights on the part of such employees or service providers to receive additional compensation with respect to any period after the Closing Date.

                  (12) Union Agreements and Employment Agreements. MPA is not a party to any union agreement or has any employment agreement with any of its employees, which is not terminable at will and without cost at the election of MPA.

                  (13) Contracts and Agreements. Except as shown on the Disclosure Schedule, MPA is not a party to any written or oral non-competition covenant, agency contracts for sales representations, any contracts or commitments for "give-a-ways" or sharing of commissions or co-brokerage or sub-brokerage agreements or any contracts or commitments which commit or will commit MPA to expend in excess of $25,000 in the aggregate in 2001 or any year thereafter. MPA has not received a notice of default, nor is MPA in default, nor to the Knowledge of the Stockholders does any condition exist which with notice or lapse of time, or both, would render MPA in default, under any material contract, license, lease or other material agreement. MPA has not received notice, nor to the Knowledge of the Stockholders is there reason to believe, that any party to any of such agreements intends to cancel or terminate any of such agreements or to exercise or not to exercise any options under any of such agreements. None of such material contracts, licenses, leases or other material agreements has been renegotiated by the parties thereto in anticipation of the acquisition of MPA. MPA is not a party to, nor is MPA or its property bound by, any agreement that is materially adverse to the business, properties or financial condition of MPA.

                  (14) Title to Real and Personal Property. MPA represents that it does not own any real property. The Disclosure Schedule annexed hereto and made a part hereof contains a complete and accurate description and the location and lessor of all real property leased by MPA. MPA (i) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is the tenant, and there are no material defaults by it as tenant thereunder. None of such leases has been renegotiated by the parties thereto in anticipation of the acquisition of MPA. Stockholders make no representation or warranty whatsoever (including warranties of merchantability or fitness for a particular use) with respect to any of the assets of MPA except to represent they are "AS IS, WHERE IS" and Stockholders shall have no obligation or liability to expend funds or to take any actions to correct any physical condition existing with respect to any of the assets, whether or not such condition existed before the Effective Date.

                  (15) Banks. The Disclosure Schedule annexed hereto and made a part hereof contains a true and complete list showing the name of each bank in which MPA has a line of credit, account, savings account, certificate of deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

                  (16) Accounts Receivable and Advanced Commissions. The accounts receivable of MPA reflected on the Year End Statements and those acquired and accrued thereafter through the date of this Agreement, are valid and bona fide accounts receivable created in the ordinary course of business and have been collected or are to the Knowledge of the Stockholders, fully collectible. None of the accounts receivable reflected on the Year-End Statements or acquired or accrued thereafter through the date of this Agreement includes work in process for which no statement has been rendered. MPA has previously provided to Buyer the name of each insurance company from whom, as of the date of this Agreement, MPA has received advanced commissions together with the current amount of such advanced commissions as of the date of this Agreement, and the period of time during which the same have been advanced.

                  (17) Insurance. The Disclosure Schedule annexed hereto and made a part hereof lists and describes all insurance policies now in force pursuant to which MPA is the insured. All errors and omissions claims asserted against MPA in the past three years are described in the Disclosure Schedule (Exhibit 6(b)(17)) and, all such claims have been settled by payment thereof and the receipt by MPA of releases with respect thereto or have been reported to the errors and omissions carrier of MPA, and MPA has not been notified, nor does MPA have reason to believe, that such carrier will deny coverage. MPA has not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three years.

                  (18) Licenses, Permits and Consents. The licenses and permits listed in the Disclosure Schedule annexed hereto and made a part hereof are, to the Knowledge of the Stockholders, the only licenses and permits currently required by any Stockholder, MPA or any employee or producer of MPA for the operation of MPA's business and all of such licenses and permits are in effect as of the date hereof. MPA has not received notice, nor, to the Knowledge of Stockholders, does any appropriate authority intend to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist. Neither MPA, nor any employee or producer of MPA has been barred from or ordered to cease and desist from any activities of any type whatsoever in connection with the Business now engaged in by MPA, nor had its or his license or qualification to conduct, participate or be involved in any business of the type now engaged in by MPA in any jurisdiction denied, revoked, restricted or suspended or been involved in any proceeding to deny, revoke, restrict or suspend any such license or qualification or bar or cease any activities connected with the business of the type now engaged in by MPA. To the Knowledge of the Stockholders, no consent, approval, order, notice to or other authorization of any federal, state, county or local governmental agency or department is required to be obtained as a prerequisite for the acquisition of MPA or the merger with the Company, other than any consent, approval, order, notice or authorization that may be required by reason of the nature of the business conducted by the Company or as a result of the combined operations of MPA and the Company after any such merger provided, no representation is hereby made with respect to any consent, approval, order, notice or authorization that may be required in connection with the acquisition of MPA or the merger with the Company or the business conducted by the Company or as a result of the combined operations of MPA and the Company after any such merger as a result of OHF's ownership of the same.

                  (19) Litigation. There are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of MPA or the MPA Plans) pending or, to the Knowledge of the Stockholders, threatened against or affecting MPA, the Stockholders or the MPA Plans, nor, to the Knowledge of the Stockholders are there any disputes, loss contingencies (as determined by accounting principles generally accepted in the United States consistently applied), or set of facts related to the operation or conduct of the Business of MPA which could reasonably be expected to result in a claim being asserted against MPA, the Stockholders or the MPA Plans, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date of this Agreement; and neither MPA, the MPA Plans, nor any Stockholder is operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, agency or instrumentality, domestic or foreign.

                  (20) Compliance with Laws. To the Knowledge of Stockholders, MPA and the Stockholders have complied in all material respects with all laws, regulations and orders applicable to the Business, including but not limited to requirements and restrictions with respect to the use, investment, application and allocation of funds, and proceeds from the investment of such funds, held in trust by MPA from time to time, and, to the Knowledge of Stockholders, the present uses by MPA of its properties do not violate any such laws, regulations and orders. Except for such laws or regulations that may be applicable to OHF, with respect to which Stockholders hereby make no representations, to the Knowledge of the Stockholders, no provision of the law of any state in which MPA operates or, to the Knowledge of the Stockholders, any published pending legislation, or published proposed regulation, or published regulation under consideration, including but not limited to laws or regulations relating to the insurance agency and brokerage business, will be violated by the acquisition of MPA or the execution or consummation of this Agreement by MPA or the Stockholders or precludes or will preclude any merger of MPA with the Company or the execution or consummation of this Agreement by MPA and the Stockholders.

                  (21) Copyrights, Trademarks, Trade Names, etc. Except for its d.b.a. "McNelly, Patrick & Associates," MPA does not own any trademarks, trademark applications and registrations, trade names, service marks or copyrights. The Company and any affiliate thereof, from and after the Closing Date may, to the Knowledge of the Stockholders, conduct the business formerly conducted by MPA without infringing upon the trademarks, trade names, service marks or copyrights of anyone. To the Knowledge of the Stockholders from and after the Closing Date, the Company may continue to use the name "Innovative Financial Services Agency, Inc. dba McNelly, Patrick & Associates" or any derivatives thereof in states in which it operates in the insurance business without the consent of any party except for certain governmental authorities with jurisdiction over such matters.

         (22)     Conduct of Business. From June 30, 2001, MPA has not:

                  (i) issued or committed to issue any stock, bonds, notes, options, warrants or other corporate securities;

                  (ii) amended its articles of incorporation or code of regulations;

                  (iii) incurred any obligations or liabilities (absolute or contingent), except for obligations herein and except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business, except for its obligation as a member of Ohio Valley Employee Benefits Agencies, Ltd. relating to the purchase of Broker Briefcase software in an initial upfront amount not to exceed $5000, with continuing monthly obligations of approximately $400;

                  (iv)     made any capital expenditures;

                  (v) discharged or satisfied any lien or encumbrance except when the underlying indebtedness was due and payable or prepaid any obligation or liability (absolute or contingent) other than obligations referred to in (iii) above;

                  (vi) declared or paid any dividend or other distribution with respect to shares of the capital stock or made any other payment (other than as compensation or reimbursement for expenses) or distribution to Stockholders, or purchased or redeemed any shares of capital stock;

                  (vii) mortgaged, pledged or subjected to lien, charge or any other encumbrance, any assets or properties, tangible or intangible;

                  (viii) sold or transferred any tangible assets or cancelled any debts or claims, except in each case in the ordinary course of business;

                  (ix) sold, assigned or transferred any trademarks, trade names, service marks, copyrights or other intangible assets;

                  (x) suffered any extraordinary loss or waived any rights of substantial value;

                  (xi) changed any accounting methods or practices, except for MPA's conversion to accounting methods and practices undertaken in accordance with accounting principles generally accepted in the United States consistently applied;

                  (xii) entered into any transaction other than in the ordinary course of business;

                  (xiii) made any loan to any person or entity, including but not limited to any Stockholder;

                  (xiv) increased the compensation payable, or to become payable, to any of the Stockholders, or other employee or service provider of MPA, including but not limited to, any bonus payment, stock options or deferred compensation and has not paid or accrued for any Stockholder or other employee or service provider of MPA any bonus or incentive payment or deferred compensation;

                  (xv) increased any benefits to employees under pension, insurance or other employee benefit programs;

                  (xvi) entered into any employment, change of control, severance, or other agreement or understanding;

                  (xvii) hired or otherwise engaged any new employees or revenue producers;

                  (xviii) received or contracted to receive any advanced commissions or made any arrangements to receive, borrow or accelerate any commissions;

                  (xix) failed to take steps to adhere to OHF's employment policies, including OHF's policy on the employment of immediate family members;

                  (xx) made any material Tax election or settle or compromise any material Tax liability if such action could reasonably be expected to have a material adverse effect on OHF or the Surviving Corporation; or

                  (xxi) entered into an agreement to do any of the things described in clauses (i) through (xx) above.

                  (23) Material Change. From the date of this Agreement through the Closing Date, there will be no change in the employment of personnel described in the Disclosure Schedule or in the condition, financial or otherwise (including earnings), of MPA as shown in the Year End Statements except changes occurring in the ordinary course of business, which changes have not materially adversely affected MPA's business, properties or financial condition.

                  (24) No Liabilities as Guarantor. Except as and to the extent reflected or reserved against in the Year End Statements, or as otherwise disclosed in the Disclosure Schedule hereto, MPA is not directly or indirectly liable upon or with respect to or obligated in any other way to provide funds in respect of or to guarantee or assume any debt, dividend or other obligation of any person, corporation, limited liability company, association, partnership or other entity, except endorsements made in the ordinary course of business in connection with the deposit of items of collection.

                  (25) Interest in Clients, Suppliers and Competitors. Neither the Stockholders, nor any members of their immediate families, has any direct or indirect interest in (i) any present competitor of MPA, (ii) any present client of MPA or any prospective client who is currently being specifically solicited as such, (iii) any present supplier of MPA or any prospective supplier whose bid is currently under consideration, (iv) any person from whom or to whom MPA leases any real or personal property or (v) any person engaged in the insurance agency and brokerage business, nor does any such person hold positions as an officer or director of a person described in (i), (ii), (iii), (iv) or (v) hereof; provided that no representation is made with respect to interests of any Stockholder or any member of their immediate families in a person described in
(i), (ii), (iii), (iv) or (v) hereof if such interest shall not exceed beneficial ownership of 5% of such person and a public trading market exists for the equity securities of such person.

                  (26) ERISA. MPA has delivered to OHF, if any, true, correct and complete copies of all MPA Plans. To the Knowledge of Stockholders, all MPA Plans, if any, are, in all material respects, in compliance with the applicable terms of ERISA, the Code and any other applicable laws. To the Knowledge of Stockholders, each MPA Plan which is intended to be qualified under Section 401(a) and 501(a) of the Code (an "Employee Pension Benefit Plan") has received a favorable determination letter which takes into account the Tax Reform Act of 1986 related legislation or could so qualify for such a favorable determination letter. To the Knowledge of Stockholders, each Employee Pension Benefit Plan has been administered in a manner which will permit each plan to obtain a "GUST" determination letter from the IRS within this applicable remedial amendment period. To the Knowledge of Stockholders, there exist no circumstances that are likely to result in revocation of any such favorable determination letter, if so received or sought. To the Knowledge of Stockholders, the MPA Plans have not engaged in or been a party to any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

         MPA has no liability for retiree health and life benefits under any MPA benefit plan and there are no restrictions on the rights of MPA to amend or terminate any employee benefit plan without incurring any liability thereunder.

         To the Knowledge of the Stockholders, persons classified as employees and independent contractors, if any, have been properly classified by MPA.

                  (27) Termination by Employees, Insurance Brokers or Clients. From the date of this Agreement through the Closing Date, (i) none of the insurance brokers or other employees of MPA has terminated, threatened to terminate, or indicated a desire to terminate his or her relationship with MPA or to work other than on a full time basis, either as a result of the transactions contemplated by this Agreement or otherwise, except with respect to steps taken to comply with OHF's policy on the employment of immediate family members and (ii) from the date of this Agreement through the Closing

Date, no client or group of clients which, singly or in the aggregate, accounted for 10% or more of MPA's consolidated gross revenue for the fiscal year ended June 30, 2001, has terminated or to the Knowledge of the Stockholders threatened to terminate in whole or in part its relationship with MPA, either as a result of the transactions contemplated by this Agreement or otherwise.

                  (28) Disclosure. To the Knowledge of Stockholders, no representation or warranty by MPA or the Stockholders contained in this Agreement, and no statement contained in any certificate furnished or to be furnished to OHF by Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state all material facts which are necessary in order to make the statements contained therein not misleading, in the light of the circumstances under which such statements were made.

                  (29) Liabilities. The total liabilities of MPA as of the Closing Date, as determined in accordance with accounting principles generally accepted in the United States applied on a basis consistent with that of the Year End Statements and the Interim Statement, will not exceed total assets, provided that expenses attributable to this transaction will not be considered in such determination.

                  (30) Customer List. The Disclosure Schedule annexed hereto and made a part hereof contains a true and complete list of all accounts of MPA which produced net commission income in excess of $20,000 during the fiscal year ended June 30, 2001, or during the period from July 1, 2001, through the date of this Agreement. MPA is the sole and exclusive owner of, and has the unrestricted right to use, said list. MPA has not, within the three years prior to the Closing, paid or promised to pay or to refund to any client, customer or account of MPA any money or other valuable consideration as an inducement for the purchase or renewal of a policy of insurance. Information as to customers, expirations, renewals, group insurance, policy anniversaries and other similar items indicating the source of income of MPA has not been divulged on a non-confidential basis during the two-year period preceding the date of this

Agreement, except in the ordinary course of business to former or present employees, or otherwise been made available, to any person or firm other than the parties to this Agreement.

                  (31) Certain Agreements with Clients. Neither MPA nor any Stockholder is a party to any agreement under which any portion of any fees, commissions or other payments earned by or payable to a Stockholder or MPA is to be split with or otherwise paid to any other person except for sub-brokerage or co-brokerage contracts or arrangements entered into in the ordinary course of business and except for set-offs of brokerage commissions against fees for services to the extent permitted by law and reflected in a written agreement signed by the client a copy of which has been provided to OHF prior to the date hereof.

                  (32) Insurance Contracts. All Insurance Contracts, together with all rights, interests and claims of the Stockholders and MPA thereunder of every nature and description, including, but not limited to the right to receive accrued but unpaid commission thereunder and all commissions that may become due and payable to any of the Stockholders or MPA thereunder at any time on or after the Closing are owned exclusively by MPA. MPA maintains a contract with the following carriers: Anthem BC/BS, Anthem Life Insurance, United HealthCare Insurance Company of Ohio, Inc and United HealthCare of Ohio Inc., Medical Mutual of Ohio, Nationwide, Aetna US Healthcare, BAC, Guardian Life Insurance Company of America, VSP, Cincinnati Insurance Companies, Fortis, and American Family Life Assurance Company of Columbus; a true and complete list of all of the Insurance Contracts is available for review by Buyer at MPA's office. All of the Insurance Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of the Stockholders and MPA and, to the Knowledge of the Stockholders, constitute the legal, valid and binding obligations of the other parties thereto, and there are no existing defaults by Stockholders or MPA or to the Knowledge of the Stockholders by any other party thereunder and, to the Knowledge of the Stockholders, no event, act, or omission has occurred which (with or without notice, lapse of time, or other happening or occurrence of any other event) would result in a default thereunder. No other party to any of the Insurance Contracts has asserted the right, and no basis exists for the assertion of any right, to renegotiate the terms and conditions of any such contracts. The Stockholders are unaware of any loss or threatened loss of any relationship with any policyholder or insurance companies.

                  (33) Commissions. The aggregate revenues earned by Sellers attributable to the Business during the fiscal years ended June 30, 1997 through 2001 are listed in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, since the end of Seller's 2000 fiscal year, Seller has not lost any insurance brokerage or agency customer or broker or production source producing average annualized commissions, fees or other revenues of Twenty Thousand Dollars ($20,000) or more over the immediately preceding three years or, if less than three years ago, since the customer was first acquired. Except as described in the Disclosure Schedule, all insurance brokerage or agency business placed by all employees of MPA has been placed by them through and in the name of MPA and all commissions on such business have been paid to and are the property of MPA (including commissions on life insurance policies).

                  (34) Tax Treatment. MPA has not taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                  (35) Accounting Treatment. MPA has not taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a pooling under accounting principles generally accepted in the United States.

7.       REPRESENTATIONS AND WARRANTIES OF OHF

         OHF hereby represents and warrants as follows:

         (a) Organization and Standing. OHF is an Ohio corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and qualified to do business in Ohio.

         (b) Corporate Authority of OHF. The board of directors of OHF has duly approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and the issuance of the shares of OHF Stock to be issued pursuant to Section 4 hereof. This Agreement and all transactions contemplated hereby will not result in a violation of the articles of incorporation or code of regulations of OHF or any material agreement to which OHF is a party or by which it is bound, or any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of business of OHF in any material respect.

         (c) Capitalization of OHF. The authorized capital stock of OHF on the date hereof consists of 15,000,000 shares of voting common stock, without par value, of which 5,337,101 were validly issued as of December 31, 2001, and 3,000,000 shares of preferred stock without par value, none of which shares are presently issued and outstanding.

         (d) OHF Stock. The OHF Stock to be delivered upon the consummation of the transactions contemplated by this Agreement will, when so delivered, be unregistered, validly issued and outstanding, fully paid and non-assessable.

         (e) Tax Treatment. OHF has not taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

         (f) Accounting Treatment. OHF has not taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a pooling under accounting principles generally accepted in the United States.

8.       REPRESENTATIONS AND WARRANTIES OF NEWCO

         (a) Organization and Standing. Newco is an Ohio corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and qualified to do business in Ohio. From the date of incorporation until the Effective Date, Newco will engage in no business and will have no liabilities other than by reason of this Agreement.

         (b) Corporate Authority of Newco. The board of directors of Newco has duly approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement and all transactions contemplated hereby will not result in a violation of the articles of incorporation or code of regulations of Newco or any material agreement to which Newco is a party or by which it is bound, or any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of business of Newco in any material respect.

         (c) Capitalization of Newco. The authorized capital stock of Newco on the date hereof consists of 100 shares of voting common stock, without par value, all of which are validly issued and held by OHF.

9.       COVENANTS

         (a) Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of OHF shall have been obtained, MPA shall operate the Business only in the usual, regular and ordinary course, and use its best reasonable efforts to preserve intact the Business. Without limiting the generality of the foregoing, during such period, MPA and the Stockholders will not (i) enter into any agreement of a character referred to Section 6(b)(22) hereof, or (ii) take or permit to be taken any action of a character which is listed in Section 6(b)(22) without the consent of OHF, which consent will not be unreasonably withheld.

         (b) Access to Information. From and after the date hereof, the Stockholders will cause MPA to afford to the officers, employees and accredited representatives of OHF free and reasonable access during normal business hours to the properties and records of MPA in order that OHF may have full opportunity to make such investigation as they shall desire of the affairs of MPA.

         (c) Actions of Stockholders. Between the date of this Agreement and the Closing Date, neither the Stockholders nor MPA will take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of MPA, or otherwise, which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement, or which would cause any of the representations herein to be untrue except as otherwise permitted in writing by OHF. MPA and the Stockholders will use their best efforts to keep the services of its present service providers and employees available and to preserve the goodwill of the clients and others having business relations with MPA.

         (d) Consents to Assignments. Between the date of this Agreement and the Closing Date, the Stockholders and MPA will use their best efforts to obtain all necessary consents from all appropriate insurance companies and general agents to the assignment to the Company of Insurance Contracts.

         (e) Maintenance of Insurance. MPA will continue to carry its existing property and casualty and liability insurance through the Closing Date or through the normal expiration date of such policies, whichever occurs later, subject to variations in amounts required by the ordinary operation of its business. Following the Closing Date, the insured party, under any key man or split dollar insurance policy owned by MPA, may purchase such policy for its cash surrender value. Any key man or split dollar insurance policies not purchased by the insured party may be terminated or terminated by OHF at its sole discretion.

         (f) Regulatory Filings. Each of the parties hereto shall promptly take all actions necessary to make each filing it is required to make with any governmental agency or authority as a condition to the consummation of the transactions contemplated hereby.

         (g) Compliance with Conditions Precedent. Each of the parties hereto shall use its best efforts to cause the conditions precedent for which such party is responsible (whether under Section 11 or 12 hereof) to be fulfilled.

         (h) Further Action. Each of the parties hereto agrees that it will, at any time, and from time to time, after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions as contemplated by this Agreement.

         (i) Additional Information. Between the date of this Agreement and the Closing Date, the parties will promptly notify each other in writing of any changes which will have to be made to any of the representations and warranties made by the Stockholders, MPA or OHF in this Agreement (including, but not limited to, the Exhibits or Schedule annexed hereto) so that the certificates called for by Sections 11(d) and 12(c) of this Agreement may be delivered.

         (j) Satisfaction of Conditions. Each of the parties hereto agrees to notify the other parties hereto upon the satisfaction of the conditions precedent to be performed by it pursuant to Sections 11 or 12 hereof.

         (k) Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to the provisions of Section 14 hereof, Sellers shall not (i) directly or indirectly, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussion with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal. Sellers will promptly communicate to OHF the occurrence, nature, and terms of any Acquisition Proposal that they may receive.

         (l) Employment Policies and Employee Benefits. OHF covenants that following the Closing, all persons who were employed by MPA as of the Closing Date and who are employed by MPA as the Successor Corporation or by any other affiliate of OHF following the Closing, shall be subject to all OHF Employment Policies and shall be entitled as of the Effective Date to participate in all group insurance and other benefit plans and programs made available by OHF to its employees and to employees of its affiliates generally, to the extent commensurate with his or her position with MPA as the Successor Corporation or such other OHF affiliate. Each such employee will receive full credit for prior service with

MPA for purposes of determining his or her participation and vesting with respect to all such benefit plans, but not for purposes of benefit accruals; provided, however, that such employees will receive full credit for prior service with MPA for purposes of determining their benefits under OHF's vacation, personal, and sick day policies, and provided, further, that in no event will prior service be recognized unless such recognition is permitted by the Code and ERISA and does not place the qualified status of any MPA or OHF Plan at risk.

         (m) Procedure on Transfers. If any Stockholder desires to sell or otherwise transfer any of the shares of OHF Stock received by such Stockholder pursuant to Section 4 of this Agreement in reliance on Rule 144 at any time during the applicable periods set forth in Rule 144, such Stockholder will provide to the transfer agent for OHF Stock (the "Transfer Agent") a representation letter in such form as the Transfer Agent may reasonably request, together with such additional information as the Transfer Agent may reasonably request. If OHF's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 144, OHF will cause such counsel to provide such opinions as may be required by the Transfer Agent so that such Stockholder may complete the proposed sale or transfer.

         (n) Employee Benefit Plans. Prior to the Closing Date, MPA will take appropriate steps to terminate its plans or otherwise transition its employees to coverage by OHF employee benefit plans.

         (o) Right to Piggyback Registration. (i) If, at any time or from time to time, OHF shall determine to register any of its securities, either for its own account or for the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, OHF will:

              (A) promptly give to each Stockholder written notice thereof; and

              (B) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the OHF Stock held by such Stockholder as specified in a written request or requests, made within 30 days after receipt of such written notice from

OHF by any Stockholder, but only to the extent that such inclusion will not diminish the number of securities included by OHF or by holders of OHF Stock who have demanded such registration.

         (ii) If the registration of which OHF gives notice is for a registered public offering involving an underwriting, OHF will so advise the Stockholders as a part of the written notice given pursuant to subsection (i) above. In such event the right of any Stockholder to registration pursuant to subsection (i) above shall be conditioned upon such Stockholder's participation in such underwriting and the inclusion of such Stockholder's OHF Stock in the underwriting to the extent provided herein. The Stockholders proposing to distribute their OHF Stock through such underwriting shall (together with OHF and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by OHF (or by the holders who have demanded such registration). Notwithstanding any other provision of this Section 9(o), if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of shares of OHF Stock to be included in such registration. OHF will so advise the Stockholders and any other holders of securities distributing their OHF Stock through such underwriting pursuant to piggyback registration rights similar to this Section 9(o), and the number of shares of OHF Stock to be registered and other securities that may be included in the registration and underwriting shall be allocated among all stockholders in proportion, as nearly as practicable, to the respective amounts of registrable securities held by such stockholders and other securities held by other holders at the time of filing the registration statement; provided that the aggregate amount of registrable securities held by selling Stockholders included in the offering shall not be reduced below 25% of the total amount of securities included in that offering. If any Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to OHF and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from registration, and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto.

         (iii) OHF shall have the right to terminate or withdraw any registration initiated by it under this Section 9(o) prior to the effectiveness of such registration whether or not any Stockholder has elected to include his OHF Stock in such registration.

10.      BROKERAGE

         Except for broker's fees to be paid to Marsh Berry, in connection with this Agreement and the transactions contemplated thereby, OHF, the Stockholders and MPA represent and warrant to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Stockholders and MPA directly with OHF and that no person is entitled to any broker's, finder's or financial advisor's fee in connection with or on account of this Agreement or any transaction herein contemplated. OHF is liable for any broker's fee payable to Marsh Berry under this Agreement and shall indemnify Stockholders and MPA for any claim by Marsh Berry for such fees.

11.      CONDITIONS PRECEDENT OF OHF AND NEWCO

         All the obligations of OHF and Newco under this Agreement are subject to the conditions that, on or before the Closing Date:

         (a) Representations and Warranties True at Closing. The representations and warranties of MPA and Stockholders, contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

         (b) Compliance with Agreement. MPA and the Stockholders shall have performed and complied with all agreements or covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

         (c) Board Approval. The board of directors of OHF and Newco shall have duly approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and the board of directors of OHF shall have additionally approved the issuance of the shares of OHF Stock to be issued pursuant to Section 4 hereof.

         (d) Resolutions and Stockholders' Certificate. MPA and the Stockholders shall have delivered to OHF a certificate of the Secretary of MPA, dated the Closing Date, certifying that the respective resolutions of the board of directors of MPA and the Stockholders previously delivered to OHF authorizing the transactions contemplated herein have not been revoked, superseded or amended, and MPA and the Stockholders shall have delivered to OHF certificates of the Stockholders and of the chairman of the board or the president and the secretary of MPA, in such detail as OHF may request, certifying as to the fulfillment of the conditions specified in subsections (a) and (b) of this
Section 11.

         (e) Approval of Proceedings. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters shall have been approved by the legal counsel for OHF.

         (f) Opinion of Counsel. OHF shall have received an opinion of MPA's counsel, dated the Closing Date, to the effect and in the form set forth in
Exhibit 11(f) annexed hereto and made a part hereof.

         (g) Tax Opinion. OHF shall have received, subject to reasonable qualifications and assumptions and based on the representations contained in the Tax Matters Certificate, as described below, an opinion of its counsel to provide in part that for Federal income tax purposes, this transaction shall qualify as a non-taxable reorganization under Section 368(a) of the Code.

         (h) Completion of Due Diligence. OHF shall have completed its due diligence review of MPA and the Business and shall be satisfied with the results of such due diligence review, such determination to be in its sole discretion.

         (i) Injunction. On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         (j) Adverse Development. There shall have been no developments in the Business since June 1, 2001, which would have a material adverse effect on the value of such Business or on the assets, properties or goodwill of MPA except for such developments in the insurance business generally, and all of the Stockholders shall be employed by and active in the Business at such time.

         (k) Consents. OHF and Newco shall have obtained all necessary consents and approvals of other persons or governmental authorities, including but not limited to, all necessary consents and approvals from federal banking agencies and all applicable waiting periods shall have expired for the issuance of shares of OHF Stock pursuant to this Agreement, to the performance by OHF and Newco of the transactions contemplated by this Agreement and the operation of the Business by the Company and no such approval or consent shall contain any provision or condition which would be materially adverse to the operation of the Business by the Company.

         (l) Consents and Licenses. The Stockholders and the Company shall have received all consents to the transfer of such Insurance Contracts, contracts, licenses, leases, commitments and orders of MPA and the Stockholders as are required to consummate the transactions contemplated hereby and all necessary licenses and permits required to enable it or an affiliate thereof to carry on the Business of MPA from and after the Closing Date; provided however, so long as MPA and the Stockholders are not otherwise in breach of this Agreement or of the Insurance Contracts, the failure to obtain any consent to an Insurance Contracts transfer contemplated in connection with the consummation of the transactions contemplated by this Agreement shall not be deemed a breach of this Agreement or give rise to a claim for indemnification by OHF hereunder.

         (m) Repayment by Stockholders. The Stockholders shall have (i) paid to MPA or otherwise discharged any personal indebtedness of the Stockholders and their families to MPA, if any; and (ii) assumed or terminated leases on automobiles leased by MPA.

         (n) Acquisition of Renewals. MPA shall have acquired, upon terms acceptable to OHF, the rights to renewal commissions pertaining to the placement of insurance by each of the Stockholders and MPA.

         (o) Tail Coverage. Sellers shall have purchased liability insurance coverage against errors and omissions arising from the operation of the Business prior to the Closing Date in limits reasonably acceptable to OHF, such coverage to continue in full force and effect for a period of no less than three (3) years following the Closing Date. The specific terms of the coverage are summarized in the Disclosure Schedule.

         (p) Treatment of Benefit Plans. If MPA sponsors a 401(K) Plan, other qualified employee benefit plan or non-qualified severance or deferral plan, such plan or plans shall be terminated prior to Closing or adequate steps, in the reasonable opinion of OHF, have been made to transition MPA's employee coverage by OHF employee benefit plans.

         (q) Tax Matters Certificate. Sellers shall have delivered at Closing a Certificate of Representations, (the "Tax Matters Certificate"), satisfactory to OHF, with respect to the qualifications of the Merger as "reorganization" within the meaning of Section 368(a) of the Code.

         (r) Liabilities. The total liabilities of MPA as of the Closing Date, as determined in accordance with accounting principles generally accepted in the United States applied on a basis consistent with that of the Year End Statements and the Interim Statement, will not exceed total assets, provided that expenses attributable to this transaction will not be considered in such determination.

12.      CONDITIONS PRECEDENT OF MPA AND THE STOCKHOLDERS

         The obligations of MPA and the Stockholders hereunder are subject to the conditions that, on or before the Closing Date:

         (a) Representations and Warranties True at Closing. The representations and warranties of OHF and Newco contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

         (b) OHF's and Newco's Compliance with Agreement. OHF and Newco shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing.

         (c) Resolutions and Officers' Certificate. OHF shall have delivered to the Stockholders and MPA a certificate of the Secretary or an Assistant Secretary of OHF and Newco, dated the Closing Date, certifying that the resolutions of the Boards of Directors of OHF and Newco authorizing the transactions contemplated herein have not been revoked, superseded or amended.

         (d) Approval of Proceedings. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters shall have been approved by counsel for MPA and the Stockholders.

         (e) Opinion of Counsel for OHF. MPA and the Stockholders shall have received an opinion from counsel for OHF, dated the Closing Date, to the effect and in the form set forth in Exhibit 12(e) annexed hereto and made a part hereof.

         (f) Tax Opinion. MPA shall have received, subject to reasonable qualifications and assumptions and based on the representations contained in the Tax Matters Certificate, an opinion from counsel for OHF to provide in part that for Federal income tax purposes, this transaction shall qualify as a non-taxable reorganization under Section 368(a) of the Code.

         (g) Injunction. On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         (h) Consents. MPA and the Stockholders shall have obtained all necessary consents and approvals of governmental authorities to the performance by MPA and the Stockholders of the transactions contemplated by this Agreement.

         (i) Office Lease. OHF shall have entered into a lease with MPA for office space currently leased by MPA from Rick A. McNelly and/or Rick A. McNelly Insurance Agency, on mutually agreeable terms, including but not limited to a monthly rent of $1500 plus utilities.

13.      INDEMNITY BY THE STOCKHOLDERS

         (a) For a period of twenty four (24) months after the date of Closing, except for any representations and warranties with respect to Taxes which shall survive the date of Closing for a period of seventy two (72) months, the Stockholders shall severally indemnify and hold OHF and MPA as the Successor Corporation and its affiliates harmless from and against the following:

         (i) any and all liabilities, losses, damages, claims, costs and expenses of Sellers of any nature, whether absolute, contingent or otherwise, existing at the Closing Date to the extent (A) not reflected or reserved against in full in the Year End Statements, the Interim Statement or the other Disclosure Schedule hereto, or (B) incurred in the ordinary course of business which is required to be disclosed in the Disclosure Schedule or Exhibits hereto but is not so disclosed or (C) incurred other than in the ordinary course of Business of MPA between July 1, 2001 and the Closing Date and not otherwise authorized herein;

         (ii) any and all damages or deficiencies resulting from any misrepresentation, breach of any warranty or non-fulfillment of any agreement or covenant on the part of the Stockholders or MPA, contained in this Agreement or any certificate furnished or to be furnished to OHF pursuant hereto or in connection with the transactions contemplated hereby; and

         (iii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing, including but not limited to reasonable attorneys' fees.

        (b) If any claim for which OHF or MPA is entitled to indemnity is asserted against OHF or MPA by a third party or is determined by OHF, OHF shall notify Stockholders promptly and give Stockholders (i) a written summary in reasonable detail of the claim upon receipt of the same by OHF or MPA or a determination by OHF and (ii) an opportunity to defend the same with counsel of Stockholders' choice (subject to the approval of OHF, not to be unreasonably withheld or delayed) at Stockholders' expense. OHF, at Stockholders' expense, shall provide reasonable cooperation in connection with such defense. In the event that Stockholders desire to compromise or settle any such claim and such compromise will adversely affect OHF or MPA, OHF shall have the right to consent to such settlement or compromise; provided, however, that if such compromise or settlement is for money damages only and will include a full release and discharge of OHF or MPA, and OHF withholds its consent to such compromise or settlement, Stockholders' liability shall be limited to the amount of the proposed settlement and upon payment of such sum to OHF or MPA, Stockholders shall thereupon be relieved of any further liability with respect to such claim, and from and after such date, OHF will undertake all legal costs and expenses in connection with any such claims.

         (c) Stockholders shall not be obligated to indemnify OHF or MPA pursuant to Section 13(a) unless the aggregate amount owed to OHF and MPA pursuant to subsection (a) exceeds $25,000, in which event Stockholders will be required to indemnify OHF or MPA for the entire amount of liability arising out of a breach of subsection (a).

        (d)       This indemnity shall survive termination of this Agreement.

14.      TERMINATION

         Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

         (a)      By mutual consent of OHF, MPA and the Stockholders;

         (b) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty contained in this Agreement of the other party which cannot be or has not been cured within 30 days after the giving of written notice to such party of such inaccuracy and which inaccuracy would provide the other party the ability to refuse to consummate this Agreement under the applicable provisions set forth in Section 11 of this Agreement in the case of any termination by OHF and Section 12 of this Agreement in the case of any termination by MPA and the Stockholders;

         (c) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

         (d) By any party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any consent of any regulatory authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or (ii) if any action taken by such authority is not appealed within the time limit for appeal; or

         (e) By any party in the event that the transaction shall not have been consummated by December 31, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 14(e).

15.      SURVIVAL OF REPRESENTATIONS, ETC.

         Except as otherwise stated herein, all representations and warranties and indemnities and other agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing or the termination of this Agreement pursuant to the provisions of Section 14(b), (c) or (d) hereunder.

16.      NOTICES

         All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if delivered personally or mailed by registered or certified mail, return receipt requested, with first class postage prepaid or sent by facsimile:

         (a)      To MPA or the Stockholders:
                  Mr. Rick A. McNelly
                  Mr. Richard K. Patrick
                  78 Broadway Street
                  Jackson, OH  45640
                  Phone Number: 800 782 4278
                  Facsimile Number: 740 286 3168

         (b)      To OHF:
                  Oak Hill Financial, Inc.
                  14621 State Route 93
                  Jackson, Ohio 45640
                  Attn.: John D. Kidd
                  Phone Number 740 286 3283
                  Facsimile Number: 740 288 2035

or to such other addresses as such parties shall have last designated by notice to the other parties. Any item so mailed shall be deemed to have been delivered on the third day following the date on which it is so mailed.

17.      MODIFICATION

         This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

18.      LAW TO GOVERN

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio.

19.      ASSIGNMENT

         This Agreement shall not be assignable by any party hereto, except by the laws of descent and inheritance, in the event of the death of a Stockholder, to the executors, administrators, heirs-at-law and distributee thereof and by the laws governing incapacity in the event of incapacity of a Stockholder, to such Stockholder's personal representative, or by OHF to any affiliate of OHF with the reasonable consent of the Stockholders. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto and their assignees or successors, any rights or remedies under or by reason of this Agreement.

20.      EXPENSES

         OHF shall bear all customary legal and accounting expenses reasonably incurred by Stockholders and MPA in connection with the preparation of this agreement and all other ancillary agreements and in connection with the consummation of the transactions herein contemplated.

         21. WAIVER

         No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provision at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action with respect to any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default by such other party.

22.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23.      SECTION HEADINGS

         The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. References to numbered "Sections," "subsections" and "Exhibits" refer to Sections and subsections of this Agreement and the Schedule and Exhibits annexed hereto. References to this Agreement herein shall, unless the context otherwise requires, include the Schedules and Exhibits annexed hereto.

24.      PUBLICITY

         Prior to the Closing Date, the parties hereto shall not make any public release of any information regarding matters contemplated hereby and except (i) that joint press releases, as agreed upon by the parties, may be released after the execution of this Agreement, (ii) the parties hereto may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, stockholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interest of the other parties hereto or the prompt consummation of the transaction contemplated by this Agreement, and (iii) as required by law.


                  (Remainder of page left intentionally blank.)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first hereinabove written.

                                     Oak Hill Financial, Inc.

                                     By:
                                        -----------------------------------
                                        Title:

                                     Innovative Financial Services Agency, Inc.
                                     dba McNelly, Patrick & Associates

                                     By:
                                        ----------------------------------
                                        Title:

                                     STOCKHOLDERS:


                                     -------------------------------------
                                     Richard K. Patrick


                                     -------------------------------------
                                     Rick A. McNelly

                                    EXHIBITS

        Item                                               Exhibit
        ----                                               -------
Consent and Representation Agreement                         9(o)
Opinion of Seller's Counsel                                  11(f)
Opinion of Porter, Wright, Morris & Arthur LLP               12(e)
 (as buyer's counsel)

                               DISCLOSURE SCHEDULE

                                  Introduction


The attached constitute the Disclosure Schedule to the Agreement and Plan of Merger dated as of August 1, 2001 (the "Agreement") by and among OAK HILL FINANCIAL, INC., an Ohio corporation, INNOVATIVE FINANCIAL SERVICES AGENCY, INC. d.b.a. McNelly, Patrick & Associates, an Ohio corporation ("Seller"), and RICHARD K. PATRICK and RICK A. McNELLY ("Stockholders").

         1. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

         2. The following Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, are not intended to constitute and shall not be construed as constituting representations or warranties of the Seller, except to the extent provided in the Agreement.

         3. Matters reflected in the following Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and the Schedules do not necessarily include other matters of similar nature.

         4. Headings have been inserted on the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description of the Schedules as set forth in the Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        Item                                                        Schedule
---------------------------                                         --------

Interim Statement                                                    1(m)

To be attached.

Year End Statements                                                  1(w)

To be attached. The Year End Statements are on a cash basis of accounting and are being restated to be presented in conformity with generally accepted accounting principles.

Power and Authority 6(a)(2) Certain of MPA's Insurance Contracts contain "change in control" or other notice provisions that may be triggered by an announcement or the consummation of the transactions contemplated by this Agreement.

Good Standing and Foreign Qualification                              6(b)(1)

No exception

Capitalization                                                       6(b)(2)

No exception

Subsidiaries; Other Affiliates                                       6(b)(3)

        Insurance Services Agency of Ohio, Inc.
              Owned in equal parts by Patrick, McNelly and Wells
        Ohio Valley Employee Benefit Agency, Ltd.
              Owned in equal parts by MPA, Snider & Fuller,
              Herron and Schwendeman

Corporate Authorization                                              6(b)(4)

No exception

Noncontravention                                                     6(b)(5)

Certain of MPA's Insurance Contracts contain "change in control" or other notice provisions that may be triggered by an announcement or the consummation of the transactions contemplated by this Agreement.

Options or Warrants                                                    6(b)(6)

No exception

Fiscal Year End Statements                                             6(b)(7)

The financial statements for the last five years are on a cash basis of accounting and are being restated to be presented in conformity with generally accepted accounting principles.

Interim Statement                                                      6(b)(8)

The Interim Statement is on a cash basis of accounting and is being restated to conform to GAAP.

Absence of Undisclosed Liabilities                                     6(b)(9)

MPA has contracts for services with the following:
The James Elliot Group entitled Service Agreement for the provision of various computer services for a retainer of $4,800, for the year April 1, 2001 through April 1, 2002; and Zywave for a software program entitled Broker Briefcase for rate that vary by volume.

Taxes                                                                 6(b)(10)

No exception

Compensation Due Employees                                            6(b)(11)




Name of Employee                         Compensation Paid/Payable during       Current Aggregate Annual Base Salary
                                         Current Fiscal Year through June 30,   or Compensation Rate
                                         2001
Rick A. McNelly                          619,573.75                             298,000.00
Richard F. Patrick                       324,457.26                             156,000.00
Curtis Wiggins                           5,821.20                               43,245.00
Renna Geitz                              37,765.82                              29,744.00
Sharon Gahm                              68,908.25                              29,993.60
Sherry Barr                              32,493.27                              23,400.00
Angela Sprouse                           5,638.50                               16,640.00
Connie Crabtree                          20,727.12                              19,760.00
Kelley Lewis                             18,985.31                              18,720.00
Kathy Argabright                         18,037.25                              17,680.00
Jennifer McLaughlin                      603.75                                 9,100.00
David McNelly                            1,839.16                               1,690.00
Deb Patrick                              43,644.55                              21,840.00

Service Provider

        The James Elliott Group, pursuant to a Service Agreement dated as of April 4, 2001; payment of $4800 for services to be rendered from 4/01/01 to 4/01/02.

Union Agreements and Employment Agreements                           6(b)(12)

No exception

Insurance Sales Contracts                                             6(b)(13)

MPA has certain sub-brokerage agreements that represent in the aggregate approximately $571,331 paid from July 1, 2000 through June 30, 2001; and Sellers expect such amount paid to increase on an annual basis.

Title to Real and Personal Property                                   6(b)(14)

The company leases its current office space at 78 Broadway, Jackson, Ohio from Rick A. McNelly.

Banks                                                                 6(b)(15)




Name of Bank                             Type of Account                        Authorized/Access Persons
Oak Hill Bank                            Premium Investment Account             Richard F. Patrick
                                         2820116                                Rick A. McNelly
                                                                                Curtis Wiggins
                                                                                Sherry Barr

Oak Hill Bank                            Corporate Checking Account             Richard F. Patrick
                                         143187                                 Rick A. McNelly
                                                                                Curtis Wiggins
                                                                                Sherry Barr

Oak Hill Bank                            Payroll Account                        Richard F. Patrick
                                         2253359                                Rick A. McNelly
                                                                                Curtis Wiggins
                                                                                Sherry Barr

Ohio Valley Bank                         Money Market Account                   Richard F. Patrick
                                         2026317                                Rick A. McNelly
                                                                                Curtis Wiggins
                                                                                Sherry Barr

Edward Jones                             Money Market & Stocks                  Richard K. Patrick
                                         166-07563-1-1                          Rick A. McNelly

Accounts Receivable and Advanced Commissions                          6(b)(16)

Accounts receivable have been approximately 80% collectable on a historical monthly basis by MPA.

Firm Insurance Policies                                               6(b)(17)



The agency maintains the following insurance policies, excluding those provided as an employee benefit, along with policy number and expiration date:

Package                             Safeco Insurance Company           01-CE-631874-3            7/20/02
Errors & Omissions                  Utica National Insurance           3285988 EO                5/01/02
Workers Compensation                Ohio Bureau of W.C.                838209-0                  6/30/02
Group Medical Insurance             United Health Care                 #41283                    7/1/02
Group Life Insurance                United Health Care                 #41283                    No exp.
Group STD & LTD                     UNUM                               #0103226                  No exp.
Section 125 with FSA                AFLAC                              ____                      ____
Vision                              VSP                                #12700361                 No exp.
Business Overhead-McNelly           MONY                               90X0-05-51                No exp.
Business Overhead-Patrick           MONY                               90X0-27-69                No exp.

Licenses, Permits and Consents                                        6(b)(18)

The agency maintains the following insurance license:

Ohio Department of Insurance - Accident and Health, including HMO

         Innovative Financial Services Agency, Inc.  #ACH311012234

The agency employs the following individuals with the licenses shown adjacent to their name:

West Virginia - Non-resident Life & A&S
         Richard K. Patrick         #50621
         Rick A. McNelly            #74145

Ohio Department of Insurance - Life, Accident and Health, Variable Life

         Sharon L. Gahm             #LAV285403217
         Rick A. McNelly            #LAV290580903
         Debra L. Patrick           #LAV281549457
         Richard K. Patrick         #LAV294521958
         Curtis W. Wiggins, Jr.     #580453
         Robert S. Holsinger        #LAV293665528
         Taylor Hoskins             #LAV277580916

Ohio Department of Insurance - Accident and Health
         Rick A. McNelly            #AC290580903

Ohio Department of Insurance - Pre-paid Dental
         Rick A. McNelly            #ACH290580903

Ohio Department of Insurance - Health Maintenance Organization
         Richard K. Patrick                 #HMO294521958

Litigation                                                           6(b)(19)

No exception

Compliance with Laws                                                 6(b)(20)

No exception

Copyrights, Trademarks, Trade Names, etc.                            6(b)(21)

Pursuant to a Purchase Agreement dated 7/28/98 by and between Rick A. McNelly, as seller, and Marguerite Howard, as buyer, Marguerite Howard bought the right to use the name "Rick McNelly Insurance" or a variation thereof.

Conduct of Business                                                  6(b)(22)

No exception

Material Change                                                      6(b)(23)

No exception

No Liabilities as Guarantor                                          6(b)(24)

No exception

Interest in Clients, Suppliers and Competitors                       6(b)(25)

See disclosure set forth in Item 6(b)(3)

ERISA   6(b)(26)

No exception

Termination by Employees or Clients                                  6(b)(27)

No exception

Disclosure                                                            6(b)(28)

No exception

Liabilities                                                           6(b)(29)

No exception

Customer List                                                         6(b)(30)

Oak Hill Banks

Oak Hill Schools

Pike Co. Community Action

Sands Hill Coal

University of Rio Grande

Vinton Co. Employees

Vinton Co. Schools

Washington C.H. Schools

Waverly City Schools

Wellston City Schools

Western Local Pike Co.

Seoems District

McGinnis, Inc.

Area Agency on Aging

Lawrence Co. Employees

Jackson Co. Employees

Jackson City Schools

Holzer Clinic

Greenfield Village Schools

Gallipolis City Schools

Gallia Co. Employees

Fairland Schools

Certain Agreements with Clients                                       6(b)(31)

No exception

Insurance Contracts                                                   6(b)(32)

Certain of MPA's Insurance Contracts contain "change in control" or other notice provisions that may be triggered by an announcement or the consummation of the transactions contemplated by this Agreement.


Commissions                                                           6(b)(33)

Commission schedule to be attached.

No exception

Tax Treatment                                                         6(b)(34)

No exception

Accounting Treatment                                                  6(b)(35)

No exception